EXHIBIT 99.3

Rivex Technology Corp.

Pro Forma

Balance Sheet - Unaudited

March 31, 2019

	Rivex	BigBreak101
	Technology Corp.	Limited Group	Proforma	Proforma
	March 31, 2019	March 31, 2019	Adjustments*	AsAdjusted
ASSETS
Current Assets
Cash and cash equivalents	$-	$-	$-	$-
Other current assets	-	44,177	-	44,177
Total Current Assets	-	44,177	-	44,177

TOTAL ASSETS	-	44,177	-	44,177

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$21,921	$-	$-	$21,921
Due to related parties	9,629	-	-	9,629
Total Current Liabilities	31,550	-	-	31,550

TOTAL LIABILITIES	31,550	-	-	31,550

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $0.001 per share, 75,000,000 shares authorized, 6,180,000 shares issued and outstanding	6,180	-	20	6,200
Additional paid in capital (deficiency)	22,420	-	44,157	66,577
Retained earnings (deficit)	(60,150)	120,271	(120,271)	(60,150)
Owner’s withdraws		(76,094)	76,094	-
Total stockholders’ equity (deficit)	(31,550)	44,177	-	12,627
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$-	$44,177	$-	$44,177

* The adjustments included in the pro forma balance sheet and statement of operations are as follows:

-	To record 20,000 shares of Rivex Technology Corp. unregistered common stock issued in exchange for assets acquired of BigBreak 101 Limited Group

-	To eliminate the owner withdraws, and retained earnings of BigBreak101 Limited Group

Rivex Technology Corp. Pro Forma Statement of Operations – Unaudited Year Ended March 31, 2019

	Rivex Technology Corp. Year ended March 31, 2019	BigBreak101 Limited Group Year ended December 31, 2018	Proforma Adjustments	Proforma As Adjusted

Revenue	$-	$113,150	$-	$113,150

Operating Expenses
General and administrative	55,982	14,258	-	70,240
Total Operating Expenses	55,982	14,258	-	70,240

Operating Income (Loss)	(55,982)	98,892	-	42,910

Income (Loss) Before Income Taxes	(55,982)	98,892	-	42,910
Provision for income taxes	-	-	-	-

Net Loss	$(55,982)	$98,892	$-	$42,910

Basic and Diluted Income (Loss) per Common Share	$(0.01)	$-		$0.01
Basic and Diluted Weighted Average Common Shares Outstanding	6,180,000	-	20,000	6,200,000

Rivex Technology Corp.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Rivex Technology Corp. (the “Company”), a company incorporated under the laws of the State of Nevada, USA and Sungrow Venture Limited entered into a share exchange agreement in which Rivex Technology Corp. acquired assets, previously operating as BigBreak101 Limited Group, from Sungrow Venture Limited in exchange for 20,000 shares of Common Stock of Rivex Technology Corp.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical March 31, 2019 balance sheet of Rivex Technology Corp., and balance sheet of BigBreak101 Limited Group as of March 31, 2019, after giving effect to asset acquisition. The pro forma balance sheet and statement of operations present this transaction as if they had been consummated as of March 31, 2019, as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the asset acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 3— Pro Forma Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of BigBreak101 Limited Group included elsewhere in this report.

2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform BigBreak101 Limited Group’s accounting policies to the Company’s accounting policies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2019 is presented as if the asset purchase had occurred on March 31, 2019, and combines the historical balance sheet of Rivex Technology Corp. at March 31, 2019 and the historical balance sheet of BigBreak101 Limited Group at March 31, 2019.

The unaudited pro forma condensed statement of operations for the period ended March 31, 2019 combines the twelve month historical results of Rivex Technology Corp. for the year ended March 31, 2019 and the twelve month historical results of BigBreak101 Limited Group for the year ended December 31, 2018.

3. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations are as follows:

-	To record 20,000 shares of Rivex Technology Corp. unregistered common stock issued in exchange for assets acquired of BigBreak101 Limited Group

-	To eliminate the owner withdraws, and retained earnings of BigBreak101 Limited Group.